Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-2, of our report dated February 3, 2005 (May 30, 2005 as for Note 20), relating to the financial statements of Tower Semiconductor Ltd. appearing in the Annual Report on Form 20-F of Tower Semiconductor Ltd. for the year ended December 31, 2004, and to the references to us under the headings “Selected Financial Data” and “Experts” in the prospectus, which is part of this Registration Statement.

Brightman Almagor & co.
Certified Public Accountants
A Member Firm of Deloitte Touche Tohmatsu

Tel Aviv, Israel
July 25, 2005